Exhibit 10.9

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of March 8, 2004, between Q COMM INTERNATIONAL, INC., a Utah corporation (the "Company"), having its principal place of business at 510 East Technology Ave. Building C, Orem, Utah 84097, and TERRY KRAMER, residing at 45 Glen Alpine Road, Piedmont, California 94611 (the "Executive").

                               W I T N E S S E T H

     WHEREAS, the Executive is currently employed by the Company on an interim basis; and

     WHEREAS, the Company, recognizing the unique skills and abilities of the Executive, wishes to hire the Executive on a permanent and full-time basis; and

     WHEREAS, the Executive desires to be employed by the Company; and

     WHEREAS, the Company and the Executive desire to set forth the terms and conditions of their employment relationship.

     NOW, THEREFORE, in considera tion of the foregoing and the mutual covenants in this Agreement, the Company and the Executive agree as follows:

     1. Employment and Duties. The Company hereby employs the Executive as its Chief Executive Officer on the terms and conditions provided in this Agreement and Executive agrees to accept such employment subject to the terms and conditions of this Agreement. The Executive shall be responsible for the overall management and operations of the Company and shall perform the duties and responsibilities as are customary for the officer of a corporation in such positions and perform such other duties and responsibilities as are reasonably determined from time to time by the Company's Board of Directors (the "Board"). The Executive shall report to and be supervised by the Board. During the first six months of the Employment Term (as defined below), the Executive shall be based at the Company's executive offices for an average minimum of three working days out of each workweek (which may be adjusted due to holidays or vacation). Thereafter, the Executive shall be based at the Company's executive offices for an average minimum of two working days out of each workweek computed on a monthly basis. To the extent the Executive is traveling on Company business, the days of such travel shall be counted as days based in the Company's executive offices. For the remainder of each workweek, the Executive shall perform his duties hereunder out of his home office, which shall be at a location in the continental United States as selected by the Executive (the "Home Office"). The Executive agrees to devote substantially all his attention and time during normal business hours (regardless of where he may be) to the business and


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affairs  of the  Company  and to use his  reasonable  best  efforts  to  perform faithfully and efficiently the duties and responsibilities of his position and to accomplish the goals and objectives of the Company as may be established by the Board. Notwithstanding the foregoing, the Executive may engage in the following activities (and shall be entitled to retain all economic benefits thereof including fees paid in connection therewith) as long as they do not interfere in any material respect with the performance of the Executive's duties and responsibilities hereunder: (i) serve on corporate, civic, religious, educational and/or charitable boards or committees, provided that the Executive shall not serve on any board or committee of any corporation or other business which competes with the Business (as defined in Section 9(a) below); (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at
educational   institutions;   and  (iii)  make   investments  in  businesses  or
enterprises and manage his personal investments; provided that with respect to such activities Executive shall comply with any business conduct and ethics policy applicable to employees of the Company. During the Employment Term the Executive may not join the board of directors of any company or any committee appointed by the board of directors of any company without the prior consent of a majority of the Board, which consent may not be unreasonable withheld. The Executive has provided the Company with a list of entities on whose boards he serves and the Company agrees that he may continue to serve on these boards.

     2. Term. The term of this Agreement shall commence on March 8, 2004 (the "Commencement Date"), and shall terminate on March 31, 2006, unless extended or earlier terminated in accordance with the terms of this Agreement (the "Termination Date"). This Agreement shall renew automatically for successive one-year periods unless either party notifies the other in writing at least 90 days before the Termination Date (as defined below), or any anniversary of the Termination Date, as the case may be, that he or it chooses not to extend the Employment Term. The period beginning on the Commencement Date and ending on the Termination Date is herein referred to as the "Employment Term".

     3. Compensation. As compensation for performing the services required by this Agreement, and during the term of this Agreement, the Executive shall be compensated as follows:

          (a) Base Compensation. The Company shall pay to the Executive an annual salary of $225,000 (the "Base Compensation"). The Base Compensation shall be payable in equal installments pursuant to the Company's customary payroll procedures in effect for its executive personnel at the time of payment, but in no event less frequently than monthly, subject to withholding for applicable federal, state, and local income and employment related taxes.

          (b) Cash Bonuses. In addition to the Base Compensation, the Executive will be eligible to receive additional compensation in an amount equal to 122% of the Base Compensation (the "Cash Bonus"). The Cash Bonus will be adjusted based on whether and to what extent the Company achieves or falls short of certain operational and/or financial targets (the "Targets") set

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     forth  in a  business  plan  adopted  and  approved  by the  Board  and the
     Executive. All Cash Bonuses shall be paid to the Executive by February 28 of the year following the year in which they were earned and shall be subject to applicable withholding for federal, state and local income and employment related taxes. The Executive shall be entitled to his Cash Bonus with respect to 2004 as if he had been employed by the Company for the entire year. With respect to 2006, the Executive shall be entitled to 25% of the Cash Bonus that he would have earned had he been employed by the Company for the entire year. In addition, with respect to 2004, the Cash Bonus shall be divided into two parts: the first part, which shall equal 100% of the Base Compensation shall be earned as set forth in the second sentence of this Section 3(b); the second part, which shall equal 22% of the Base Compensation shall be earned if and only if the Company shall have hired a new sales team by December 31, 2004. A new sales team shall consist of a minimum of one new Vice President of Sales and six sales associates, which shall include inside, outside and international sales representatives and account managers unless the Board and the Executive mutually agree to a smaller sales team.

          (c) Stock Options. Subject to the approval of the Board and the Company's stockholders, the Company shall grant Executive stock options covering 255,000 shares of the Company's common stock, the vesting and exercisability of which shall be set forth in a separate stock option agreement, substantially in the form of Exhibit A hereto (the "Stock Option Agreement").

     4. Employee Benefits. During the Employment Term the Executive and his eligible dependents shall be entitled to such benefits (including but not limited to, the right to participate in any retirement plans (qualified and non-qualified), pension, insurance, health, disability or other benefit plan or program that has been or is hereafter adopted by the Company (or in which the Company participates), as shall be determined by the Board from time to time; provided, however, that the Executive shall always be entitled to such benefits as are generally made available to the senior executives of the Company. The Company shall, in accordance with standard Company policy and practices in effect from time to time, reimburse the Executive for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, one round-trip coach ticket per week between his Home Office and the Company's executive offices and shall provide the Executive with an apartment or room at a within commuting distance from its executive offices when the Executive is working from the Company's executive office.

     5. Vacation. The Executive shall be entitled to the normal and customary amount of paid vacation provided to senior executive officers of the Company, but in no event less than four weeks during each calendar year. (For this purpose, 2004 shall be counted as a full year and 2006 shall be counted as a partial year.) Upon any termination of this Agreement for any reason whatsoever, any accrued and unused vacation shall be dealt with in accordance with Company policy.


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     6. Indemnification. The rights of the Executive to indemnification from the
Company for acts or omissions in connection with his employment by the Company are set forth in the Indemnification Agreement, dated November 10, 2003, between the Company and the Executive (the "Indemnification Agreement"). Until such time as the Company's average market capitalization (i.e., the result obtained by multiplying the closing price per share by the number of shares of Common Stock issued and outstanding on such date) for any consecutive period consisting of 60 trading days (i.e., a day on which shares are traded on the American Stock Echange) exceeds $40 million, the Company shall maintain a minimum of $3 million of Directors and Officers liability insurance. At such time as the Company's average market capitalization for any consecutive period consisting of 60 trading days exceeds $40 million, the Company shall increase the amount of insurance to $5 million.

     7. Termination and Termination Benefits.

          (a) Termination by the Company.

                    (i) For Cause. Notwithstanding any provision contained herein, the Company may terminate this Agreement at any time during the Employment Term for "Cause". For purposes of this subsection 7(a)(i), "Cause" shall mean(w) if the Company fails to achieve a majority of the Targets by 30% or more in any calendar year; (x) the willful failure by the Executive to substantially perform his duties hereunder for any reason other than total or partial incapacity due to physical or mental illness, (y) a conviction of Executive of any crime (other than a routine traffic violation) that constitutes a felony in the jurisdiction in which the crime was committed or the conviction of Executive of any act that constitutes moral turpitude or (z) Executive having committed any act constituting fraud, theft or conversion of property as determined by a court of competent jurisdiction or by the reasonable judgment of a majority of the Board after a good faith investigation. Termination pursuant to this subsection 7(a)(i) shall be effective immediately upon the delivery of written notice thereof from the Company to the Executive specifying the acts or omissions constituting the failure and requesting that they be remedied; provided, however, that in the case of a termination pursuant to clause (x) the Executive shall have 15 days from the date of such notice to cure the failure specified in such notice and termination shall occur immediately upon the expiration of such 15-day cure period if the Executive has not cured such failure in the good faith judgment of a majority of the Board. In the event of a termination pursuant to this subsection 7(a)(i), the Executive shall be entitled to payment of his Base Compensation and the benefits pursuant to
               Section 4 hereof up to the effective date of such termination.

                    (ii) Disability. If due to illness, physical or mental disability, or other incapacity, the Executive shall fail, for a total of any six consecutive months ("Disability"), to substantially perform the principal duties required by this Agreement as determined in good faith by a majority of the Board, the Company may terminate this Agreement upon 30 days' written notice to the Executive. In such event, the Executive shall be

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               (A)  paid  his  Base   Compensation  and  Cash  Bonus  until  the
               Termination   Date,  and  (B)  provided  with  employee  benefits
               pursuant to Section 4 (other than transportation and hotel accommodations), to the extent available, for the remainder of the Employment Term; provided, however, that any compensation to be paid to the Executive pursuant to this subsection 7(a)(ii) shall be offset against any payments received by the Executive pursuant to any policy of disability insurance the premiums of which are paid for by the Company.

                    (iii) Without Cause. The Company may terminate the Executive's employment hereunder at any time without Cause. If the Company terminates the Executive's employment hereunder without Cause, other than due to death or Disability, the Executive shall be (i) paid the Base Compensation and the target annual Cash Bonus to which he would have been entitled had the Company not terminated this Agreement and (ii) provided with the employee benefits pursuant to Section 4 (other than transportation and hotel accommodations), to the extent available, for a period ending on the later of (A) the one-year anniversary of the Termination Date or (B) the date on which the Employment Term would have terminated had the Company not terminated this Agreement without Cause (the "Benefit Period") ; provided, however, if the Executive obtains new employment and such employment makes the Executive eligible for health and welfare or long-term disability benefits which are equal to or greater in scope then the benefits then being offered by the Company, then the Company shall no longer be required to provide such benefits to the Executive.

          (b) Termination by the Executive. The Executive may terminate this Agreement at any time upon ninety (90) days prior written notice to the Company. Unless such termination is for Good Reason (as defined below), in such event the Company's sole obligation to the Executive shall be to pay the Executive the Base Compensation and the benefits described in Section 4 hereof, up to the date of such termination. In addition, the Executive shall be entitled to receive a pro rata portion (computed on a per diem basis) of the Cash Bonus he would have received had he not terminated this Agreement. If the Executive terminates this Agreement for Good Reason, it shall be treated as if the Company terminated this Agreement without Cause and the provisions of Section 7(a)(iii) shall apply.

          As used herein, "Good Reason" means and shall be deemed to exist if, without the prior express written consent of the Executive, (a) the Company breaches this Agreement in any material respect; (b) the Company fails to obtain the full assumption of this Agreement by a successor; (c) the Company purports to terminate the Executive's employment for Cause and such purported termination of employment is not effected in accordance with the requirements of this Agreement; (d) the Company employs another senior executive and requests that the Executive report to such officer; (e) the Company materially reduces the Executive's responsibilities; (f) the Company reduces the Base Compensation without the Executive's prior consent; or (g) the Company materially reduces the benefits to which the executive is entitled to pursuant to Section 4 of this Agreement as of the

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     date hereof,  except if such reduction  applies to all senior executives of the Company; provided, however, that with respect to items (a) - (g) above, within fifteen (15) days of written notice of termination by the Executive, the Company has not cured, or commenced to cure, such failure or breach.

          (c) Vesting of Stock Grants and Stock Options. In the event of any termination of this Agreement, Executive's rights with regard to any stock grants or stock options shall be as set forth in the respective agreement containing the terms and conditions pertaining thereto. Notwithstanding the foregoing, in the event that the Executive is terminated for reasons other than for "Cause" or in the event the Executive terminates this Agreement for "Good Reason," or in the event this Agreement is terminated by reason of Executive's death, any stock options then held by the Executive shall immediately vest in the Executive and shall remain exercisable for the period specified in the grant agreement.

          (d) Death Benefit. Notwithstanding any other provision of this Agreement, this Agreement shall terminate on the date of the Executive's death. In such event, any stock options granted to the Executive that have previously vested or that would have vested before the end of the calendar year in which his death occurs, shall immediately vest in the executive's estate and shall remain exercisable for the period specified in the Stock Option Agreement notwithstanding any provision therein to the contrary, and the Base Compensation and Cash Bonus that would have been payable to the Executive through the end of the calendar year in which his death occurs shall be payable to his estate. Any benefits to which members of the Executive's immediate family would have been entitled by reason of kinship shall continue to be provided to them through the end of the calendar year in which his death occurs.

     8. Company Property. All advertising, promotional, sales, suppliers, manufacturers and other materials or articles or information, including without limitation data processing reports, customer lists, customer sales analyses, invoices, product lists, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company's direction or for the Company's use or otherwise in connection with the Executive's employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or at or after the termination of the Executive's employment, the Executive shall immediately deliver the same to the Company.

     9. Covenant Not To Compete.

          (a) Covenants Against Competition. As of the date of this Employment Agreement (i) the Company is engaged in the business of selling prepaid products and services, providing electronic transaction processing for prepaid products and services and selling or licensing an integrated electronic point of sale activation system (the "Business"); (ii) the Company's Business is conducted currently throughout the United States, Canada and in certain countries in Europe and Asia and may be expanded to

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     other  locations;  (iii) the  Executive's  employment with the Company will have given him access to confidential information concerning the Company; and (iv) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of the Company. Accordingly, the Executive covenants and agrees as follows:

               (i) Non-Compete. Without the prior written consent of the Board, the Executive shall not during the Restricted Period (as defined below) within the Restricted Area (as defined below) (except in the Executive's capacity as an officer of the Company or any of its affiliates), (a) engage or participate in the Business; (b) enter the employ of, or render any services (whether or not for a fee or other compensation) to, any person engaged in the Business; or (c) acquire an equity interest in any such person; provided, further, that during the Restricted Period the Executive may own, directly or indirectly, up to 5%, solely as a passive investment, of the securities of any company traded on any national securities exchange or on the National Association of Securities Dealers Automated Quotation System.

               As used herein, "Restricted Period" shall mean the period commencing on the Effective Date and ending on the first anniversary of the Executive's termination of employment.

               "Restricted Area" shall mean any place within the United States and any other country in which the Company is then actively has an ongoing Business relationship or is actively negotiating Business.

               (ii) Confidential Information; Personal Relationships. The Executive acknowledges that the Company has a legitimate and continuing proprietary interest in the protection of its confidential information and has invested substantial sums and will continue to invest substantial sums to develop, maintain and protect confidential information. The Executive agrees that, during and after the Restricted Period, without the prior written consent of the Board, the Executive shall keep secret and retain in strictest confidence, and shall not knowingly use for the benefit of himself or others all confidential matters relating to the Company's Business including, without limitation, operational methods, marketing or development plans or strategies, business acquisition plans, joint venture proposals or plans, and new personnel acquisition plans, learned by the Executive heretofore or hereafter (such information shall be referred to herein collectively as "Confidential Information"); provided, that nothing in this Agreement shall prohibit the Executive from disclosing or using any Confidential Information (A) in the performance of his duties hereunder, (B) as required by applicable law, (C) in connection with the enforcement of his rights under this Agreement or any other agreement with the Company, or (D) in connection with the defense or settlement of any claim, suit or action brought or threatened against the Executive by or in the right of the Company. Notwithstanding any provision contained herein to the contrary, the term Confidential Information shall not be deemed to include any general knowledge, skills or experience acquired by the Executive or any knowledge or information known or available to the public in general. Moreover, the Executive shall be permitted to


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          retain copies of, or have access to, all such Confidential Information relating to any disagreement, dispute or litigation (pending or threatened) involving the Executive.

               (iii) Employees of the Company and its Affiliates. During the Restricted Period, without the prior written consent of the Board, the Executive shall not, directly or indirectly, hire or solicit, or cause others to hire or solicit, for employment by any person other than the Company or any affiliate or successor thereof, any employee of, or person employed within the two years preceding the Executive's hiring or solicitation of such person by, the Company and its affiliates or successors or encourage any such employee to leave his employment. For this purpose, any person whose employment has been terminated involuntarily by the Company shall be excluded from those persons protected by this Section for the benefit of the Company.

               (iv) Business Relationships. During the Restricted Period, the Executive shall not, directly or indirectly, request or advise a person that has a business relationship with the Company to curtail or cancel such person's business relationship with the Company.

          (b) Rights and Remedies Upon Breach. If the Executive breaches, threatens to commit a breach of, any of the provisions contained in Section 9 of this Agreement (the "Restrictive Covenants"), the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

               (i) Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company.

               (ii) Accounting. The right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of any action constituting a breach of Restrictive Covenants.

          (c) Severability of Covenants. The Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in duration and geographical scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect without regard to the invalid portions. The provisions set forth in this Section 9 above shall be in addition to any other provisions of the business conduct and ethics policy applicable to employees of the Company and its subsidiaries during the term of Executive's employment.


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


          (d) Saving Clause. If the period of time or the area specified in subsection (a) above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the area shall be reduced by the elimination of such portion thereof or both so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable.

     10. Executive's Representation and Warranties. Executive represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Executive further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company's business and operations as presently conducted or proposed to be conducted. The Executive has provided the Company with an accurate and complete list of all boards of directors, boards of trustees, boards of advisors and committees thereof of which he is a member as of the date hereof. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as officer and employee by Executive will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Executive is currently a party.

     11. Miscellaneous.

          (a) Integration; Amendment. This Agreement, the Stock Option Agreement and the Indemnity Agreement are the only agreements between the parties hereto with respect to the matters set forth herein and supersede and render of no force and effect all prior understandings and agreements between the parties with respect to the matters set forth herein. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. Notwithstanding the foregoing, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided or maintained by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other existing or future agreements with the Company. Except as otherwise expressly provided for in this Agreement, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plans or programs of the Company at or subsequent to the date of termination shall be payable in accordance with such plans or programs.

          (b) Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable law or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder of this Agreement shall not be invalid and shall be given full force and effect so far as possible.

          (c) Waivers. The failure or delay of any party at any time to require performance by the other party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to other or further notice or demand in similar or other circumstances.

          (d) Power and Authority. The Company represents and warrants to the Executive that it has the requisite corporate power to enter into this Agreement and perform the terms hereof; that the execution, delivery and performance of this Agreement by it has been duly authorized by all appropriate corporate action; and that this Agreement represents the valid and legally binding obligation of the Company and is enforceable against it in accordance with its terms.

          (e) Burden and Benefit; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal and legal representatives, successors and assigns. In addition to, and not in limitation of, anything contained in this Agreement, it is expressly understood and agreed that the Company's obligations during the Benefit Period as set forth in Section 7(a)(iii) and as set forth in Section 7(d) shall survive any termination of this Agreement.

          (f) Governing Law; Headings. This Agreement and its construction, performance, and enforceability shall be governed by, and construed in accordance with, the laws of the State of Utah. Headings and titles herein are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          (g) Jurisdiction. Except as otherwise provided for herein, each of the parties (a) submits to the exclusive jurisdiction of any state court sitting in Utah County, Utah or federal court sitting in Utah in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for giving of notices in Section 11(i). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          (h) Notices. All notices called for under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by confirmed facsimile transmission and followed promptly by mail, or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at their respective addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof) as set forth in the preamble to this Agreement or to any other address or addressee as any party entitled to receive notice under this Agreement shall designate, from time to time, to others in the manner provided in this subsection 11(i) for the service of notices.

          Any notice delivered to the party hereto to whom it is addressed shall be deemed to have been given and received on the day it was received; provided, however, that if such day is not a business day then the notice shall be deemed to have been given and received on the business day next following such day. Any notice sent by facsimile transmission shall be deemed to have been given and received on the business day next following the day of transmission.

               (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

               (j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure
          Schedule identifies the exception with particularity and describes the relevant facts in detail.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      Q COMM INTERNATIONAL, INC.


                                      By:    -----------------------------------
                                             Name:  Paul C. Hickey
                                             Title:  Chief Executive Officer


                                      ------------------------------------------
                                      TERRY KRAMER